Exhibit 99.2

ePresence Provides Update on the Sale of its Services Business

and Plan of Liquidation

WESTBORO, Mass., April 7, 2004 – ePresence, Inc. (NASDAQ: EPRE) today provided the following update on the status of its liquidation process.

In October 2003, ePresence entered into an agreement to sell its security and identity management (SIM) services business assets to Unisys Corporation (NYSE: UIS) for approximately $11.5 million in cash. This transaction was expected to be completed by late 2003. As a result of the delay in the process of consummating the transaction and due to recent developments, ePresence and Unisys have agreed to reduce the purchase price to approximately $9.0 million in cash and extend the closing date through June 30, 2004.

On March 26, 2004, ePresence announced that its majority owned subsidiary, Switchboard, Incorporated (“Switchboard”), had reached a definitive agreement with InfoSpace, Inc. to be acquired for $7.75 per share in cash. Subject to shareholder and regulatory approval, the transaction is expected to close in the second half of 2004. The sale of Switchboard will result in gross proceeds to ePresence of approximately $76.0 million based on the Company’s ownership of 9.8 million shares of Switchboard stock. The Company will proceed with obtaining shareholder approval of the sale of its Switchboard holdings as part of its special meeting to approve its previously announced sale of its services business and plan of liquidation.

ePresence currently projects cash distributions to its shareholders in the range of $4.05 per share to $4.30 per share. This estimate is based on the following:

•	The Company’s current cash balance,

•	Current estimates of liquidation costs,

•	Anticipated proceeds from the sale of the services business to Unisys, and

•	Anticipated proceeds from the sale of Switchboard shares to InfoSpace.

ePresence expects to file a revised preliminary proxy statement in April 2004, which will incorporate ePresence’s fourth-quarter and year-end 2003 financial results and the aforementioned developments. The Company plans to hold its special meeting of stockholders in the second quarter of 2004.

About ePresence

ePresence, Inc. (NASDAQ: EPRE) is a market leader in delivering Security and Identity Management (SIM) solutions that help companies reduce cost, enhance security, improve customer service and increase revenues. Its highly focused solutions leverage technologies such as enterprise directories, metadirectories, single sign-on and provisioning systems, and have enabled numerous Fortune 1000-class companies to efficiently and securely provide personalized access to digital resources, thus maximizing the ROI of their IT-based initiatives. ePresence is headquartered in Westboro, Massachusetts and can be reached at (800) 222-6926 or online at www.epresence.com.

ePresence and the ePresence logo are servicemarks of ePresence, Inc. in the United States. All other servicemarks, trademarks or logos are marks and logos of their respective owners.

Important Additional Information Will Be Filed With The SEC

ePresence plans to file with the SEC and mail to its shareholders a revised Proxy Statement in connection with the proposed sale of its services business assets to Unisys Corporation, the proposed sale of Switchboard shares to InfoSpace, and the proposed liquidation and dissolution. The Proxy Statement will contain important information about ePresence, Switchboard, InfoSpace and the matters submitted for shareholder approval. Investors and shareholders are urged to read the Proxy Statement carefully when it is available.

Investors and shareholders will be able to obtain free copies of the Proxy Statement under Schedule 14A and other documents filed with the SEC by ePresence, Inc. through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement from ePresence by contacting the corporate secretary of ePresence at (508) 898-1000.

ePresence and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed sale of the service business assets to Unisys, the sale of Switchboard shares to InfoSpace, and liquidation and dissolution of ePresence. Information regarding ePresence’s directors and executive officers is contained in ePresence’s Form 10-K for the year ended December 31, 2003, definitive Proxy Statement dated April 21, 2003 in connection with ePresence’s 2003 Annual Meeting of Shareholders and preliminary Proxy Statement relating to the proposed Special Meeting of Stockholders, which are filed with the SEC. Information regarding Switchboard’s directors and executive officers is contained in Switchboard’s Form 10-K for the year ended December 31, 2003 and definitive Proxy Statement dated March 28, 2003 in connection with Switchboard’s 2003 Annual Meeting of Shareholders, which are filed with the SEC. As of March 31, 2004, ePresence’s directors and executive officers beneficially owned approximately 7,588,331 shares (assuming the exercise of all vested options), or approximately 28 percent, of ePresence’s common stock. A more complete description will be available in the definitive Proxy Statement.

Forward-looking Statements

ePresence, Inc. (“ePresence” or the “Company”) noted that each of the above statements about the Company’s business and financial outlook, the proposed transaction between ePresence and Unisys, the proposed transaction between Switchboard and InfoSpace, plan to liquidate and estimated timing and proceeds thereof, operations and performance, and any other statements using the terms “expect,” “anticipate,” “target,” “plan,” “believe,” “will,” and other similar terms, and any other statements in this press release which are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and could differ materially from actual results or events based on various important factors, including, without limitation, any failure to satisfy the closing conditions to the sale of the Company’s services business to Unisys; any failure to satisfy the closing conditions to the sale of the Switchboard shares to InfoSpace; any delays or failure of the Company to obtain approval from the Securities and Exchange Commission to mail its definitive proxy materials; costs and liabilities in excess of, or lower than, those currently anticipated by the Company; and any delays or difficulties in implementing the plan of liquidation. For further information on these and other risks, uncertainties, and factors, please review the Company’s Form 10-K for 2003 and Switchboard’s Form 10-K for 2003. The forward-looking statements made in this press release relate only to events as of the date on which the statements are made and the Company undertakes no obligation to update these forward-looking statements.

Contacts:

Richard Spaulding	Jim Buckley

ePresence, Inc.	Sharon Merrill Associates, Inc.

(508) 871-2271	(617) 542-5300